EXHIBIT 99.1

FINISH LINE REPORTS RECORD FIRST QUARTER EARNINGS

•	Q1 net income increased 23% to $12.7 million
•	Q1 diluted earnings per share increased 24% to $.26

INDIANAPOLIS June 23, 2005—Alan H. Cohen, Chief Executive Officer of The Finish Line, Inc. (NASDAQ:FINL) announced results for the first quarter ended May 28, 2005.

FIRST QUARTER RESULTS:

Net income for the thirteen weeks ended May 28, 2005 (“Q1”) was $12.7 million or $.26 per diluted share versus $10.4 million or $.21 per diluted share reported for the thirteen weeks last year ended May 29, 2004 (“Q1 LY”), an increase of 24% in diluted earnings per share. Diluted weighted average shares outstanding were 49,903,000 for Q1 versus 49,320,000 shares outstanding for Q1 LY.

Net sales increased 13% (thirteen percent) to $291.3 million for Q1 compared to $258.0 million reported for Q1 LY. Comparable store net sales increased 2% (two percent) for Q1 on top of a 14% (fourteen percent) increase reported for Q1 LY.

Merchandise inventories on a consolidated basis (including Man Alive) were $259.8 million at May 28, 2005. Finish Line store merchandise inventories were $255.6 million compared to $221.6 million at May 29, 2004. On a per square foot basis, Finish Line store merchandise inventories increased approximately 3% (three percent) compared to one year ago.

The Company operated 625 Finish Line stores at May 28, 2005, an increase of 14% (fourteen percent) over the 550 stores operated one year ago. For the quarter, Finish Line opened 28 new stores, remodeled 7 existing stores and closed 1 store with retail square footage increasing 12% to 3,547,000 at May 28, 2005 versus 3,164,000 at May 29, 2004. The Company also opened one Man Alive prototype store during the quarter, and as of May 28, 2005, Man Alive operated 38 stores totaling 107,000 square feet.

Mr. Cohen stated, “We are pleased to report a 23% increase in net income for the first quarter of Fiscal 2005, which is on top of earnings increases of 59% and 78% for the same quarter the previous two years. We continue to drive significant improvement in our financial performance as gross profit margin improved 30 basis points from Q1 LY while SG&A expense improved 10 basis points versus Q1 LY. We are well positioned and optimistic as we approach the Back-to-School selling season.”

CONFERENCE CALL:

The Company is hosting a live conference call at 8:30 am (ET) on Friday June 24th. Interested parties may participate in the call by calling 1-706-634-5566 (conference leader is Steve Schneider and conference ID# is 6851088). Those interested in listening to the call on the web can do so at www.finishline.com/ourcompany.asp.

The Company will make available a replay of the live conference call by calling 1-706-645-9291 (Conference ID# 6815088). This replay will be available commencing at approximately 9:45 ET on Friday, June 24th and will remain available through June 27th. In addition, the replay will be available on the web at www.finishline.com/ourcompany.asp.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 625 Finish Line stores in 46 states and online. In addition, the Company also operates 38 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

The Finish Line, Inc.

Consolidated Statements of Income (Unaudited)

(In thousands, except per share and store data)

	Thirteen Weeks Ended
	May 28, 2005	May 29, 2004
		As Restated
Net sales	$291,267	$257,966
Cost of sales (including occupancy expenses)	200,593	178,448

Gross profit	90,674	79,518
Selling, general, and administrative expenses	70,826	62,980

Operating income	19,848	16,538

Interest income—net	549	226

Income before income taxes	20,397	16,764
Income taxes	7,649	6,371

Net income	$12,748	$10,393

Diluted weighted average shares outstanding	49,903	49,320

Diluted net income per share	$0.26	$0.21

Dividends declared per share	$0.025	—

Number of stores open at end of period : Finish Line	625	550
Man Alive	38	—

Condensed Consolidated Balance Sheets

	As Restated
	May 28, 2005	May 29, 2004	February 26, 2005
	(Unaudited)	(Unaudited)
ASSETS
Cash and marketable securities	$80,588	$87,616	$113,166
Merchandise inventories	259,838	221,609	241,242
Other current assets	19,238	25,717	17,392
Property and equipment, net	201,904	161,044	188,298
Other assets	13,463	5,687	14,921

Total assets	$575,031	$501,673	$575,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$120,911	$121,491	$137,016
Deferred credits from landlords	51,875	47,994	50,532
Other long-term liabilities	1,500	—	1,500
Shareholders’ equity	400,745	332,188	385,971

Total liabilities and shareholders’ equity	$575,031	$501,673	$575,019

CONTACT:

Investor Relations

Kevin S. Wampler, 317/899-1022 ext 6914

Executive Vice President—Chief Financial Officer

The Finish Line, Inc., Indianapolis

Media Requests Contact:

Elise Hasbrook, 317/899-1022 ext 6827

Corporate Communications Manager

The Finish Line, Inc., Indianapolis